UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2006

ATLAS AMERICA, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32169	51-0404430
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

311 Rouser Road, Moon Township, PA 15108

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 412-262-2830

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 9, 2006, Atlas America, Inc. (“Atlas”) announced that Richard Weber was appointed as President and Chief Operating Officer of a newly-formed entity, Atlas Energy, LLC (the “Company”), that will hold substantially all of Atlas’ exploration and production assets, other than gas transportation assets belonging to Atlas Pipeline Partners, L.P. In conjunction with Mr. Weber’s appointment, Atlas and Mr. Weber entered into an Employment Agreement dated April 5, 2006 (the “Agreement”). A brief description of the material terms and conditions of the Agreement is as follows:

•	The term of the Agreement is April 17, 2006 through April 17, 2008. After the first year of the Agreement, the term will automatically renew daily so that on any day that the Agreement is in effect, the Agreement will have a remaining term of not less than one year.

•	Mr. Weber will receive an annual base salary of not less than $300,000. During the first year of the Agreement, Mr. Weber will also earn a bonus of not less than $700,000.

•	Mr. Weber will also receive equity compensation as follows:

•	At the time the that the Company completes an initial public offering (“IPO”), Mr. Weber will receive a grant of restricted units of the Company with a value of $1,000,000. These units will vest 25% per year for four years and any unvested units will be forfeited in the event that Mr. Weber is no longer employed by the Company. If, on April 17, 2007, the IPO has not been effected and is not reasonably anticipated to be capable of timely completion, these units will be replaced by $1,000,000 of Atlas stock and stock options to acquire an amount of Atlas stock not to exceed 0.5% of the then-outstanding number of Atlas shares.

•	At the time of the IPO, Mr. Weber will receive options to acquire 1% of the number of units of the Company immediately following the IPO with a strike price equal to the IPO price, vesting period of 25% per year for four years and a term of 10 years.

•	Upon execution of the Agreement, Mr. Weber was granted options to purchase 50,000 shares of Atlas stock at the fair market value of such stock, vesting period of 25% per year for four years and a term of 10 years.

All of the securities issued as set forth above will be registered with the Securities and Exchange Commission by the appropriate issuer, if they were not so registered at the time of issuance.

If any payments received by Mr. Weber as a result of a change of control of the Company or Atlas are subject to excise tax, the Company has agreed to make Mr. Weber whole for such tax and any income tax that would result from such payment.

The Company may terminate Mr. Weber without cause upon 45 days written notice or for cause upon written notice of the Company’s intention to terminate Mr. Weber’s employment, setting forth the conduct constituting cause.

Mr. Weber may terminate his employment for good reason or for any other reason upon 30 days’ written notice to the Company.

Key termination benefits under the Agreement are summarized as follows:

•	If employment is terminated due to death, the Company shall pay to Mr. Weber’s designated beneficiaries, one cash payment consisting of the following amounts:

•	any earned but unpaid portion of Mr. Weber’s base salary;

•	an amount representing the bonus that Mr. Weber received from the prior fiscal year pro rated for the time employed during the current fiscal year;

•	any accrued but unpaid bonus and vacation pay; and

•	Mr. Weber’s spouse will have health insurance paid for one year.

•	If employment is terminated by the Company for cause, the Company will pay to Mr. Weber his annual base salary and vacation pay accrued through the date of such termination.

•	If employment is terminated by Mr. Weber other than for good cause, the Company will pay to Mr. Weber his annual base salary accrued through the date of termination.

•	If the Company terminates Mr. Weber other than for cause or death, or Mr. Weber terminates his employment for good reason, the Company will pay amounts equal to Mr. Weber’s annual base salary, bonus, equity compensation and compensation and benefits otherwise payable to Mr. Weber upon his death, as if Mr. Weber remained employed by the Company pursuant to the Agreement.

The Agreement includes standard restrictive covenants for a period of two years following termination, including non-compete and non-solicitation provisions.

A copy of the Agreement is attached hereto as Exhibit 10 and is hereby incorporated by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) On May 9, 2006, Atlas announced that Richard Weber was appointed as President and Chief Operating Officer of the Company. The text set form in Item 1.01 regarding this appointment is incorporated into this section by reference. In conjunction with Mr. Weber’s employment, Atlas entered into an employment agreement with Mr. Weber dated April 5, 2006. The text set forth in Item 1.01 regarding the employment agreement is incorporated into this section by reference.

Mr. Weber, age 42, served from June 1997 until joining Atlas America, Inc., as Managing Director and Group Head of the Energy Group of KeyBanc Capital Markets, a division of KeyCorp, and its predecessor, McDonald & Company Securities, Inc. As part of his duties, he oversaw the bank’s activities with oil & gas producers, pipeline companies and utilities. He has a particular expertise in the Appalachian Basin, where he led over 40 transactions, including the IPOs of Atlas America, Inc. and Atlas Pipeline Partners, L.P., and the sale of Viking Resources, Inc., to Atlas America, Inc. While at KeyBanc Capital Markets, Mr. Weber was instrumental in the integration of McDonald & Company Securities, Inc.’s investment banking groups with KeyCorp’s lending divisions, which created KeyBanc Capital Markets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS AMERICA, INC.

	By:	/s/ Lisa Washington
	Name:	Lisa Washington
Date: May 9, 2006	Title:	Secretary and Chief Legal Officer